EXHIBIT 99.3

2929 California Street
Torrance, California 90503
Tel. 310.212.7910
Fax. 310.212.6315
800.890.9988
www.motorcarparts.com

FOR IMMEDIATE RELEASE

Motorcar Parts of America, Inc. Announces Increased Credit Facility
LOS ANGELES, CA., April 24, 2006 — Motorcar Parts of America, Inc. (“MPA”) (OTC: MPAA.PK), a leading provider of remanufactured alternators and starters for the automotive aftermarket, announced today that its credit facility with Union Bank of California, N.A. increased from $15.0 million to $25.0 million. The new agreement includes provisions providing for a 25 point basis point reduction in the interest rate and a 12.5 basis point reduction in the unutilized loan fee if the company achieves a targeted leverage ratio. Certain covenants related to the facility were also relaxed. The expiration date of the agreement was extended until October 1, 2008.
“Our expanded credit agreement allows us more flexibility in managing the working capital requirements related to the volume of new business we have received in recent months and our continued ramp up of our Mexican operations,” said Selwyn Joffe, Chairman, President and CEO of MPA.
About MPA
Motorcar Parts of America, Inc. is a leading remanufacturer of replacement alternators and starters for imported and domestic cars and light trucks in the United States and Canada. MPA has facilities in the United States in Torrance, California, and Nashville, Tennessee, as well as in Mexico, Singapore and Malaysia. MPA’s websites are located at www.motorcarparts.com and www.quality-built.com.
Disclosure Regarding Private Securities Litigation Reform Act of 1995
This press release contains certain forward-looking statements with respect to our future performance that involve risks and uncertainties. Various factors could cause actual results to differ materially from those projected in such statements. These factors include, but are not limited to: concentration of sales to certain customers, changes in our relationship with any of our customers, including the increasing customer pressure for lower prices and more favorable payment and other terms, the increasing strain on our cash position, our ability to achieve positive cash flows from operations, potential future changes in our accounting policies that may be made as a result of an SEC review of our previously filed public reports, our failure to meet the financial covenants or the other obligations set forth in our bank credit agreement and the bank’s refusal to waive any such defaults, any meaningful difference between projected production needs and ultimate sales to our customers, increases in interest rates, changes in the financial condition of any of our major customers, the impact of high gasoline prices, the potential for changes in consumer spending, consumer preferences and general economic conditions, increased competition in the automotive parts industry, political or economic instability in any of the foreign countries where we conduct operations, unforeseen increases in operating costs and other factors discussed herein and in our filings with the Securities and Exchange Commission.
For more information, contact:

Crocker Coulson	Selwyn Joffe
President	Chairman, President & CEO
CCG Investor Relations	Motorcar Parts of America, Inc.
(310) 231-8600 ext. 103	(310) 972-4005
crocker.coulson@ccgir.com
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